EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2009, with respect to the consolidated financial statements of Owens Mortgage Investment Fund (a California Limited Partnership) as of and for the years ended December 31, 2008 and 2007 in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 and Prospectus of Owens Mortgage Investment Fund for the registration of 100,000,000 units of limited partnership interest.

/s/ Moss Adams LLP

San Francisco, California
April 20, 2009